Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-238692 and 333-269776 on Form S-8 of our reports dated September 13, 2023, relating to the financial statements of SelectQuote, Inc. and the effectiveness of SelectQuote Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended June 30, 2023.
/s/ Deloitte & Touche LLP
Kansas City, MO
September 13, 2023